Exhibit 10.1

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement is entered into as of August 28, 2025 (“Settlement Agreement”) by and between Plaintiff SG Blocks, Inc. (“SG Blocks”), on the one hand, and Defendants EDI International, PC and PVE, LLC (collectively, “EDI/PVE”), on the other hand. SG Blocks and EDI/PVE are collectively referred to as the “Parties.”

RECITALS

A. The Parties have been engaged in a lawsuit entitled, SG Blocks, Inc. v. EDI International PC, et al., Los Angeles Superior Court Case No. 19STCV21725 (the “Lawsuit”), which resulted in judgment in favor of SG Blocks and against EDI/PVE (the “Judgment”), which the Parties have appealed, and which appeals are currently pending (the “Appeals”).

B. The Parties have agreed to settle all matters related to the Litigation, the Judgment, and the Appeals, and this written Agreement memorialized the agreement between the Parties.

TERMS

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

1. Settlement Payment. EDI/PVE agree to pay SG Blocks the sum of Two Million Dollars ($2,000,000.00) (the “Settlement Amount”). The Settlement Amount shall be paid by EDI/PVE within the later of: (a) thirty (30) days from August 27, 2025, or (b) seven (7) business days after EDI/PVE receives (i) a fully executed, mutually acceptable copy of this Settlement Agreement (acceptance and signatures shall not be unreasonably withheld), (ii) a W-9 form from SG Blocks, and (iii) complete payee information from SG Blocks; however, in any event, payment shall be made no later than October 15, 2025, assuming the parties have fully executed, mutually acceptable settlement agreement.

Payment shall be made by (a) wire transfer or (c) certified check payable to “Peirce Kavcioglu Espinosa & Cesar LLP Client Trust Account.” If paid by wire transfer, counsel for SG Blocks, upon request, shall provide wire instructions separately. If paid by check, the check shall be delivered to:

Peirce Kavcioglu Espinosa & Cesar LLP

Attn: Tyler J. Cesar, Esq.

16055 Ventura Boulevard, Suite 1200

Encino, CA 91436

In the event the Settlement Amount payment is not paid in full by the dates outlined herein, SG Blocks may immediately enforce the full amount of the Judgment obtained in the Litigation, plus interest, less any amounts already paid pursuant to this Settlement Agreement or otherwise; and SG Blocks shall be entitled to seek reimbursement of all fees and costs incurred in enforcing the Judgment.

2. Satisfaction of Judgment. Within seven (7) business days after SG Blocks receives payment in full in accordance with the terms of Section 1 above, SG Blocks shall serve and file an acknowledgment of satisfaction of judgment in full.

3. Dismissal of Appeals. Within seven (7) business days after the Parties receive a fully executed copy of this Settlement Agreement, the Parties shall execute and file a stipulated request for dismissal with prejudice of all Appeals, with each party bearing their own costs on appeal.

4. Mutual Releases. Upon SG Blocks’ receipt of payment in full in accordance with the terms of Section 1 above, the Parties hereto, on behalf of themselves and their respective predecessors, successors, assigns, principals, insurance companies, bonding companies, sureties, agents, directors, officers, shareholders, members, managers, employees, attorneys, and other representatives, hereby forever release, discharge, and acquit each other from any and all claims, costs, and obligations of every kind, known and unknown, matured and unmatured, now existing or arising in the future, of any kind or nature whatsoever, including but not limited to, any and all claims, demands, debts, actions, causes of action, liabilities, costs, and obligations, arising out of or in any way relating to the Lawsuit, the Judgement, the Appeals, or the underlying facts, circumstances, and transactions that gave rise to the Lawsuit, the Judgment, and the Appeals (the “Released Matters”); for the avoidance of doubt, the releases herein are not effective unless and until the payment required under Section 1 of this Settlement Agreement is made in full.

5. Mutual Wavier of Civil Code Section 1542. The Parties hereby acknowledge that they may hereafter discover facts different from, or in addition to, those which they now know, claim, believe, or suspect to be true with respect to the Released Matters, and agree that this Settlement Agreement shall be and shall remain effective in all respects notwithstanding the discovery of any such different or additional facts. The Parties hereby acknowledge that they knowingly and voluntarily waive any rights they might otherwise have under Civil Code section 1542. The Parties acknowledge that they are familiar with the provisions of said section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Parties hereby release and waive all rights and benefits under Civil Code section 1542.

6. Covenant Not to Pursue Complaints. To the fullest extent allowed by law, EDI/PVE shall withdraw any pending complaint, filing, notice, or submission regarding SG Blocks’ status with the California Secretary of State, the California Franchise Tax Board, or any other California regulatory agency, and agrees that EDI/PVE will not hereafter initiate, file, prosecute, or pursue any such complaint, filing, notice, or submission.

7. Confidentiality. The Parties agree that the terms of this Settlement Agreement are confidential and shall not be disclosed to any third party except (a) as required by law, regulation, or court order, including obligations of SG Blocks to make disclosures to the public and the Securities and Exchange Commission, (b) to the Parties’ respective attorneys, accountants, or other professional advisors bound by duties of confidentiality, or (c) with the prior written consent of the other Party. Each Party shall take reasonable steps to maintain the confidentiality of such information.

8. Non-Disparagement. Each Party agrees that it shall not make any disparaging statements, whether written or oral, about the other Party to this Settlement Agreement, their business practices, or their reputation. This provision shall not prevent any Party from making truthful statements, including when required by law, legal process, or regulatory requirement.

9. Attorneys' Fees. If any Party institutes any action or proceeding to interpret and/or enforce the terms of this Settlement Agreement, the prevailing Party in such action or proceeding shall be entitled to recover their reasonable attorneys’ fees and costs incurred in connection with such enforcement action. Except for the payment in Section 1 and this provision providing for prevailing party attorneys’ fees, the Parties shall otherwise bear their own fees and costs.

10. Successors and Assigns. The Parties hereto agree that this Settlement Agreement shall be binding upon their successors, predecessors, assigns, heirs, executors, administrators, spouses, associates, partners, officers, directors, principals, shareholders, members, managers, servants, agents, attorneys, employees, insurance companies, bonding companies, sureties, and affiliates.

11. Choice of Law. This Settlement Agreement shall be interpreted, enforced and governed by the laws of the State of California. Each Party hereto agrees that any action to enforce this Settlement Agreement must be brought in a court within the State of California. Pursuant to Evidence Code section 1123(b), this Settlement Agreement is enforceable, binding, and admissible in a court of law and is exempt from the confidentiality provisions of Evidence Code section 1119 et seq.

12. Advice of Counsel. The Parties acknowledge that they have been represented by counsel of their choice in the negotiations leading up to the execution of this Settlement Agreement and that they have read this Settlement Agreement and have had it fully explained to them by their counsel.

13. Construction. Each Party has cooperated in the drafting and preparation of this Settlement Agreement. In interpreting this Settlement Agreement, any uncertain or ambiguous provision shall not be construed against any Party solely on the basis that that Party selected the uncertain or ambiguous language.

14. Authority. The Parties represent and warrant they are the sole and lawful owners of all claims they are releasing herein, and that they have the power and authority to execute a release of any such claims and that they have not heretofore assigned, transferred, sold, conveyed, hypothecated, or otherwise disposed of any claim or demand relating to any matter covered by this Settlement Agreement to any person, corporation, or entity. Additionally, the Parties hereto, and each of them, represent and warrant that they have the sole right and exclusive authority to execute this Settlement Agreement, and that they are not restricted in doing so.

15. Counterparts This Settlement Agreement may be executed in counterparts and shall be effective when such counterparts have been executed by all Parties hereto, as if such Parties had all executed one original. Electronic signatures shall be deemed to be equally as valid as original signatures.

SG BLOCKS, INC.

By:	/s/ Michael McLaren
Name:	Michael McLaren
Its:	CEO

Date:	9/9/2025

EDI INTERNATIONAL PC

By:	/s/ Victor A. Mirontschuk
Name:	Victor A. Mirontschuk
Its:	President

Date:	10 September 2025

PVE, LLC

By:	/s/ James Venture
Name:	James Venture
Its:	Chief Executive Officer

Date:	9/10/2025